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              LAW OFFICES

BALLARD SPAHR ANDREWS & INGERSOLL, LLP                           BALTIMORE, MD
    1735 MARKET STREET, 51ST FLOOR                                DENVER, CO
 PHILADELPHIA, PENNSYLVANIA 19103-7599                        SALT LAKE CITY, UT
             215-665-8500                                        VOORHEES, NJ
           FAX: 215-864-8999                                    WASHINGTON, DC
         www.ballardspahr.com                                   WILMINGTON, DE

                                                                January 20, 2006

AIM Counselor Series Trust
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173

Ladies and Gentlemen:

          We have acted as counsel to AIM Counselor Series Trust, a Delaware statutory trust (the "Trust"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") by and among the Trust, on behalf of its series portfolio, AIM Floating Rate Fund ("New Floating Rate Fund") and AIM Floating Rate Fund, on behalf of its sole series portfolio, AIM Floating Rate Fund ("Current Floating Rate Fund"), which provides for the reorganization of Current Floating Rate Fund with and into New Floating Rate Fund (the "Reorganization").

          Pursuant to the Plan, all of the assets of Current Floating Rate Fund will be transferred to New Floating Rate Fund, New Floating Rate Fund will assume all of the liabilities of Current Floating Rate Fund and the Trust will issue shares of New Floating Rate Fund to Current Floating Rate Fund which shall distribute (a) Class A shares of New Floating Rate Fund to shareholders of Class B shares of Current Floating Rate Fund whose Class B shares are not subject to an early withdrawal charge (an "EWC") as of effective time of the Reorganization, (b) Class B1 shares of New Floating Rate Fund to shareholders of Class B shares of Current Floating Rate Fund whose Class B shares are subject to an EWC as of effective time of the Reorganization, and (c) Class C shares of New Floating Rate Fund to shareholders of Class C shares of Current Floating Rate Fund.

          The value of each Current Floating Rate Fund shareholder's account with New Floating Rate Fund after the Reorganization will be the same as the value of such shareholder's account with Current Floating Rate Fund immediately prior to the Reorganization.

          In connection with our giving this opinion, we have examined copies of the Trust's Amended and Restated Certificate of Trust, Second Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), resolutions of the Board of Trustees adopted December 7, 2005, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

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AIM Counselor Series Trust
January 20, 2006
Page 2


          The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the classes of shares of New Floating Rate Fund to be issued to the shareholders of the corresponding classes of shares of Current Floating Rate Fund pursuant to the Plan, as described above (the "New Floating Rate Fund Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

          Based on the foregoing, we are of the opinion that the New Floating Rate Fund Shares are duly authorized and, when issued by the Trust to Current Floating Rate Fund and subsequently distributed to the shareholders of Current Floating Rate Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

          We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

          Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

          We consent to the filing of this opinion as an Exhibit to the Trust's Registration Statement on Form N-14, and to the references to our firm under the following captions under the heading "Summary - What Will Happen if the Reorganization Occurs," "Additional Information About the Agreement - What Did the Board Consider in Approving the Reorganization - Tax Consequences," "Additional Information About the Agreement - What are the Other Terms of the Agreement," "Additional Information About the Agreement - What are the Federal Income Tax Consequences of the Reorganization" and "Legal Matters," in the combined Proxy Statement/Prospectus for Current Floating Rate Fund, which is included in such Registration Statement.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP